Exhibit 10.2
Addendum No. 2 to
Enterprise Kdb+ Software OEM License Agreement
This Addendum No. 2 to Enterprise Kdb+ Software OEM License Agreement (“Addendum No. 1”) is entered into as of 20 August 2019 by and between Kx Systems, Inc., 45 Broadway, Floor 20, New York, NY 10006 (“Kx”) and Appian Corporation, 1875 Explorer Street, 4th Floor, Reston, Virginia 20190 (“Appian”).
Effective Date: 31 August 2023
1.    SCOPE OF ADDENDUM NO.2
Kx and Appian previously entered into the Enterprise Kdb+ Software OEM License Agreement, effective June 15, 2016 (“License Agreement”), which grants Appian the right to install the Kdb and Kdb+ software (the “Licensed Software”) on the hard disk or other permanent storage media of Appian Computers and Customer Computers for purposes of Appian Employees and Contractors developing and testing Appian Applications, as amended by Addendum No.1 dated 28 August 2019 and as further amended by an Order Form dated 31 August 2022 (the “2022 Order Form”).
2.    DEFINITIONS
The terms defined in this Addendum No. 2 shall have the meanings stated. Otherwise, all capitalized terms used herein shall have the meanings stated in the License Agreement.
3.    DISCONTINUANCE OF MAINTENANCE SERVICES

3.1.    Fees:
3.1.1.    In consideration for the grant of the option to exercise the source code license set out below, from the Effective Date of this Addendum No.2, the Fees set out in the 2022 Order Form shall increase to, and be replaced by, the amounts set out in the table below (and the first paragraph of the section ‘Fees’ in the 2022 Order Form shall be deleted):

Date payable	Fees (USD)
Effective Date	***
1st Jan 2024	***
1st Jan 2025	***
1st Jan 2026	***
1st Jan 2027	***
1st Jan 2028	***
1st Jan 2029	***
1st Jan 2030	***

3.1.2.     All Fees payable hereunder shall be paid by Appian within 30 days of receipt of invoice.

3.1.3.    If Kx elects to (either itself or via an appointed subcontractor) discontinue Maintenance Services for the Licensed Software on 31 December 2030 or 31 December of any year thereafter, and Appian elects to continue such

Maintenance Services and to license the source code of the Licensed Software pursuant to clauses 3.2 and 3.3 below, then the Fees set out in the table at clause 3.1.1 above shall be reduced to $*** per annum commencing from the date Kx discontinues the Maintenance Services until termination of the License Agreement. If Kx elects to continue to provide the Maintenance Services under the terms of the License Agreement after 31 December 2030, Appian shall continue to pay fees in the amount of $*** per year, to be invoiced and payable on January 1 of each year for which Kx provides Maintenance Services.

3.1.4.    For the purposes of clarity, Kx may only discontinue Maintenance Services effective on the 31st of December of any calendar year beginning in 2030, using the procedure set forth in clause 3.2 below.

3.2.    Discontinuance of Maintenance Services: If Kx elects to (either itself or via an appointed subcontractor) discontinue Maintenance Services for the Licensed Software on 31 December 2030, or December 31 of any year thereafter, it shall provide Appian with at least *** days’ prior written notice. Upon receipt of such notice, Appian shall have *** days to notify Kx that it intends not to maintain the Licensed Software using the Source Code License set forth in clause 3.3 below. If Appian does not wish to continue to provide such Maintenance Services then, subject to clause 3.7 below, the License Agreement shall automatically terminate and the provisions of clause 13.5 of the License Agreement shall apply. If Appian wishes to itself provide Maintenance Services for the Licensed Software, then it shall so notify Kx within the *** day notice period referred to above and the provisions of clause 3.3 below shall apply and clause 6 of the License Agreement shall be deleted (and for the avoidance of doubt, there shall be no further obligation to maintain, provide support for or otherwise update such Licensed Software or Documentation).
3.2.1.    For the purposes of this clause 3.2, Kx’s notice shall be provided by (a) e-mailing ***; and (b) e-mailing the email address to whom the last license key for the Licensed Software was sent; and (c) by courier to Appian’s headquarters as listed on www.appian.com, or to the headquarters of a successor of Appian under clause 3.8.
3.2.2.    Appian’s failure to provide notice within the period set forth above shall not result in the forfeiture of its right to obtain the license provided in clause 3.3, provided that (i) Kx shall at all times have at least *** days to deliver the source code to Appian for Appian’s use under clause 3.3; (ii) such right shall continue only for a period of *** from the date of Kx’s original notice and (iii) Appian continues to pay the fees due hereunder. Only an affirmative notice by Appian that it does not intend to use the license provided under clause 3.3 shall result in the forfeit of its right to such license. Notwithstanding the foregoing, nothing in this clause 3.2.2 shall modify Kx’s rights to terminate under the License Agreement.

3.3.    Source Code License: Within *** days of receiving notice of Appian’s intention to continue to provide Maintenance Services, and subject to Appian’s continued payment of the Fees set out herein and compliance with the terms of the License Agreement, Kx will provide to Appian a non-exclusive and non-transferable license to use, copy and modify the source code of the then current Update of the Licensed Software (under clause 6.1 of the License Agreement) together with its related Documentation (a complete, reproducible copy of which shall be deposited with Appian) solely for the following purposes and subject to the following restrictions:

3.3.1.    the license to use, copy and modify the Licensed Software and Documentation shall be solely to the extent necessary to provide the Maintenance Services to Customers of the Appian Applications to enable them to use the Appian Applications in accordance with the terms of the License Agreement. For clarity, the license in this clause 3.3.1 will include the ability for Appian to issue License Keys for the Licensed Software to a Customer who is entitled to use the Appian Applications in accordance with the terms of the License Agreement;
3.3.2.    Appian shall keep the Licensed Software and Documentation strictly confidential and secret at all times and shall not disclose the Licensed Software or Documentation to any person or third party, including any Customer, except as permitted in clause 11.2 of the License Agreement;
3.3.3.    Appian will not remove, delete, alter, or obscure, and will reproduce in any copies of the Licensed Software and Documentation any copyright, trademark, patent, or other proprietary markings or rights notices provided on or with the Licensed Software or Documentation;
3.3.4.    Appian shall hold the Licensed Software and Documentation in a safe and secure environment; and
3.3.5.    Appian shall notify Kx without undue delay upon becoming aware of any security incident or breach of confidentiality which could affect the security or confidentiality of the Licensed Software or Documentation.

The source code license set out above shall be added as a new clause 4.4A to the License Agreement.
3.4    Destruction of the Licensed Software: Appian shall immediately destroy the source code of Licensed Software upon termination of the License Agreement or upon ceasing to provide Maintenance Services for such Licensed Software, whichever the sooner.
3.5    Intellectual Property Ownership: Notwithstanding the licenses granted in clause 3.3 of this Addendum No.2, the Licensed Software (including the source code) shall remain at all times the intellectual property of Kx and subject to the remaining provisions of the License Agreement that do not conflict with the terms hereof with respect to the subject matter of this Addendum No.2.
3.6    Termination: The following provisions shall apply in addition to the termination rights set out in clause 13 of the License Agreement:
3.6.1     The 2022 Order Form shall terminate automatically on 31 December 2030.
3.6.2    If Appian at any time ceases to provide the Maintenance Services in respect of the Licensed Software, then, subject to clause
3.7 below, the License Agreement shall automatically terminate and the provisions of clause 13.5 of the License Agreement shall apply.
3.7    Discontinuance of Maintenance Services for only one of either Kdb or Kdb+: Where Kx discontinues Maintenance Services for only one of Kdb or Kdb+:
3.7.1    Upon Appian either (i) choosing not to itself perform the Maintenance Services in respect of that Licensed Software pursuant to clause 3.2 or (ii) ceasing to supply such Maintenance Services pursuant to clause 3.6.2, the License Agreement shall automatically terminate with respect to the discontinued Licensed Software only (and the provisions of clause 6 of the License Agreement shall cease to apply to such discontinued Licensed Software and clause 13.5 of the License Agreement shall apply only to such Licensed Software) but the License Agreement shall continue to apply (as amended by this Addendum No.2) and Fees shall continue to be payable as set out herein for such time as either party continues to provide Maintenance Services for either Kdb or Kdb+;

3.7.2    The right to the source code license in clause 3.3 shall apply only to the Licensed Software for which Kx ceases to provide the Maintenance Services;
3.7.3    The Fees set out in the table at clause 3.1.1 above shall be reduced to $*** per annum from the date such Maintenance Services are discontinued until termination of the License Agreement (or until Kx ceases to provide Maintenance Services for both Kdb and Kdb+, in which event the Fees shall be as set out in clause 3.1.3 above).

3.8    Assignment: Clause 14.6 of the License Agreement (Assignment and Successors) shall be replaced with the following: “The OEM Agreement shall be binding and enure to the benefit of the Parties and their respective permitted successors and assigns. Subject to the next sentence, Appian will not assign, transfer or novate any of its rights nor delegate any of its obligations under the OEM Agreement to any third party without Kx’s express written consent. Appian may assign the OEM Agreement to any of its Affiliates for the purposes of internal reorganisation or to a successor of its business in the event of a reorganization or merger or the sale of its business or all or substantially all of its assets to a third party upon written notice to Kx conditioned upon such successor business not being a competitor of Kx (determined by Kx in its reasonable discretion). Kx may assign, transfer or novate all or any its rights and obligations under the OEM Agreement to any of its Affiliates for the purposes of internal reorganization or to any company to which Kx transfers all or a substantial part of its assets or business provided that the assignee, transferee or novatee undertakes to Appian to be bound by and perform Kx’s obligations under the OEM Agreement. Any attempted assignment without required approvals will be null and void and of no legal effect.
4.    CONFLICTING TERMS; ENTIRE AGREEMENT
Except as amended by this Addendum No. 2, the License Agreement and any prior addenda to the License Agreement and the 2022 Order Form remain in full force and effect and are hereby affirmed. In the event of any inconsistency or conflict between the terms of this Addendum No. 2 and the terms of the License Agreement or prior addenda or the 2022 Order Form, this Addendum No. 2 shall govern. The License Agreement, any prior addenda, the 2022 Order Form and this Addendum No. 2 set forth the entire agreement between the parties with respect to their subject matter.
Kx Systems, Inc.        Appian Corporation
By: /s/ Ryan Preston        By: /s/ Matt Calkins

Name: Ryan Preston        Name: Matt Calkins
Title: Director        Title: CEO

Date: 8/31/2023        Date: